COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER
    FISCAL 2000 OPERATING RESULTS AND ANNOUNCES UPCOMING 2-FOR-1 STOCK SPLIT


     ISSAQUAH, Wash., December 9 3/4 Costco Wholesale Corporation ("Costco" or the "Company") (Nasdaq:COST) announced today its operating results for the first quarter of fiscal 2000, the 12 weeks ended November 21, 1999.

     Sales for the first quarter of fiscal 2000 increased 16% to $6.82 billion from $5.89 billion during the first quarter of fiscal 1999. On a comparable warehouse basis, that is warehouses open at least a year, net sales increased by 13%.

     Net income for the first quarter of fiscal 2000 was $129.3 million, or $.56 per diluted share. Excluding the impact of a one-time accounting charge taken in last year's first quarter, net income for the first quarter of fiscal 1999 was $104.2 million, or $.46 per diluted share, resulting in year-over-year earnings and earnings per share increases of 24% and 22%, respectively. In last year's first quarter, the Company recorded a $118 million non-cash, after-tax charge, reflecting the cumulative effect of the Company's change in accounting for membership fees from a cash to a deferred method, whereby membership fee income is recognized ratably over the one-year life of the membership. Including this one-time charge, the Company last year reported a loss of $13.8 million or $.05 per diluted share for the first quarter of fiscal 1999.

     The Company also announced today that its Board of Directors approved a 2-for-1 split of its common stock. Shareholders will receive one additional share of common stock for every share held on the record date of December 24, 1999. Additional shares will be mailed or delivered on or about January 13, 2000, by the Company's transfer agent, ChaseMellon Shareholder Services. The common stock will begin trading at a post-split price on January 14, 2000.

     Costco currently operates 302 warehouses, including 230 in the United States, 59 in Canada, seven in the United Kingdom, three in Korea, two in Taiwan and a warehouse in Japan. The Company also operates 17 warehouses in Mexico with a joint venture partner. The Company plans to open an additional 15 to 20 new warehouses (including four to six relocations of existing warehouses to larger and better-located facilities) prior to the end of its fiscal year 2000 on September 3, 2000.


         CONTACTS:           Costco Wholesale Corporation
                             Richard Galanti, 425/313-8203
                             Bob Nelson, 425/313-8255

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                          COSTCO WHOLESALE CORPORATION

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (dollars in thousands, except per share data)
                                   (unaudited)

                                                                               12 Weeks Ended
                                                                     ------------------------------------
                                                                     November 21, 1999  November 22, 1998
                                                                     -----------------  -----------------
REVENUE
Net sales.............................................................  $ 6,824,197     $  5,894,238
Membership fees and other.............................................      119,315          103,840
                                                                        -----------     ------------
 Total revenue........................................................    6,943,512        5,998,078

OPERATING EXPENSES
Merchandise costs.....................................................    6,120,201        5,287,785
Selling, general and administrative...................................      596,717          518,990
Preopening expenses...................................................       10,334           10,707
Provision for impaired assets and warehouse closing costs.............        1,000            2,000
                                                                        -----------     ------------
 Operating income.....................................................      215,260          178,596

OTHER INCOME (EXPENSE)
Interest expense......................................................      (10,397)         (10,912)
Interest income and other.............................................       10,667            6,039
                                                                        -----------     ------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE.........................................      215,530          173,723
Provision for income taxes............................................       86,212           69,489
                                                                        -----------     ------------
INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE...................................................      129,318          104,234
Cumulative effect of accounting change, net of tax....................         --           (118,023)
                                                                        -----------     ------------
NET INCOME (LOSS).....................................................   $  129,318       $  (13,789)
                                                                        -----------     ------------
NET INCOME (LOSS) PER COMMON SHARE:
 Basic earnings per share:
  Income before cumulative effect of accounting change................   $      .58       $      .48
  Cumulative effect of accounting change, net of tax..................         --               (.54)
                                                                        -----------     ------------
  Net Income (loss)...................................................   $      .58       $     (.06)
                                                                        -----------     ------------
 Diluted earnings per share:
  Income before cumulative effect of accounting change................   $      .56       $      .46
  Cumulative effect of accounting change, net of tax..................         --               (.51)
                                                                        -----------     ------------
  Net Income (loss)...................................................   $      .56       $     (.05)
                                                                        -----------     ------------

Shares used in calculation (000's)
 Basic................................................................      221,650          217,838
 Diluted..............................................................      236,707          233,387